Filed pursuant to Rule 424(b)(5)

Registration No. 333-268346

Amendment No. 1 dated August 14, 2024 to

Prospectus Supplement dated December 27, 2023 (to the prospectus dated November 21, 2022)

Velo3D, Inc.

1,028,572 Shares of Common Stock

Warrants to Purchase up to 1,028,572 Shares of Common Stock

Up to 1,028,572 Shares of Common Stock underlying such Warrants

This Amendment No. 1 to Prospectus Supplement (this “Amendment”), amends and supplements the Prospectus Supplement dated December 27, 2023 (the “Prospectus Supplement”) filed as a part of our registration statement our Form S-3, effective as of November 21, 2022 (together with the Prospectus Supplement, and as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-268346) relating to the registration of up to 1,028,572 shares of common stock (as adjusted for a prior reverse-stock-split), par value $0.00001per share (the “Common Stock”), and 1,028,572 warrants to purchase shares of common stock,, of Velo3D, Inc. (the “Company”), including, in part, 742,857 shares of Common Stock issuable upon the exercise 742,857 common warrants to purchase shares of Common Stock (the “Existing Warrants”) purchased by investors in a registered direct offering transaction on or about December 27, 2023 (the “December Placement”). This Amendment No.1 is being filed in connection with an amendment to certain of the Existing Warrants as described below under “Amendments to Existing Warrants.” Capitalized terms used in this Amendment and not otherwise defined herein have the meanings specified in the Prospectus. On June 13, 2024, we effected a 1-for-35 reverse stock split of our common stock. All shares and exercises prices in this Amendment have been adjusted to reflect the stock split.

This Amendment is not complete without the Prospectus. This Amendment should be read in conjunction with the Prospectus, which is to be delivered with this Amendment, and is qualified by reference thereto, except to the extent that the information in this Amendment updates or supersedes the information contained in the Prospectus. Please keep this Amendment with your Prospectus for future reference.

Our shares of Common Stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “VLD.” On August 12, 2024, the closing price for our shares of Common Stock on the NYSE was $2.28 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 8 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

AMENDMENTS TO EXISTING WARRANTS

This Amendment is being filed to disclose the following:

On August 12, 2024 we entered into an amendment with certain holders of Existing Warrants to purchase up to 1,485,714 shares of Common Stock held in the aggregate by such holders in order to amend the exercise price under such Existing Warrants from $19.78 to $2.28 per share.

The date of this Prospectus Supplement is August 12, 2024.